SEUN SALAMI JOINS TEREX CORPORATION BOARD OF DIRECTORS

NORWALK, Conn., Aug. 24, 2023 /PRNewswire/ -- Terex Corporation (NYSE: TEX) today announced that Seun Salami has been appointed to the Company's Board of Directors. Mr. Salami currently serves as the Executive Vice President and Chief Financial Officer of Nuveen, a global asset management firm. Mr. Salami joined TIAA, Nuveen’s parent company, in May of 2018 as corporate controller, and later served as both TIAA’s chief accounting officer and principal financial officer of TIAA Real Estate Account.

“Seun Salami will be an excellent addition to our Board of Directors,” commented John L. Garrison, Jr., Terex Chairman and CEO. “Seun is an executive with a successful track record of leading multifunctional teams from finance and operations to deliver strong results for global organizations.”

Prior to joining TIAA/Nuveen, Mr. Salami was Executive Vice President and Global Controller, Corporate Solutions at Jones Lang LaSalle Inc. (JLL), a Fortune 500 global real estate company. Prior to JLL, he spent over eleven years at Deloitte serving Fortune 500 clients.

Mr. Salami holds a Bachelor of Science in Management and Accountancy from Obafemi Awolowo University, a Master’s degree in Financial Economics from Ohio University, and an executive management certificate from Columbia Business School. He is a chartered accountant and a certified public accountant, licensed in Illinois.

About Terex
Terex Corporation is a global manufacturer of materials processing machinery and aerial work platforms. We design, build and support products used in construction, maintenance, manufacturing, energy, recycling, minerals and materials management applications. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, Australia and Asia and sold worldwide. We engage with customers through all stages of the product life cycle, from initial specification to parts and service support.

Contact Information
Paretosh Misra
Head of Investor Relations
Phone: 203-604-3977
Email: paretosh.misra@terex.com